Exhibit 99.1

Aspect Medical Systems Appoints Dr. David W. Feigal Jr. to Board of Directors

NEWTON, Mass.—(BUSINESS WIRE)—Dec. 17, 2004—Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced the appointment of David W. Feigal Jr., M.D., M.P.H., to its board of directors. Dr. Feigal brings to the board more than 20 years of experience in health policy, medical education, and healthcare regulation. Dr. Feigal spent 12 years at the U.S. Food and Drug Administration (FDA) where he served in director level positions for the Center for Devices and Radiological Health, the Center for Biologics Evaluation and Research, and the Center for Drug Evaluation and Research. In 2004, Dr. Feigal stepped down from the FDA and joined NDA Partners, LLP where he advises mid-stage device and biopharmaceutical companies about clinical and regulatory strategies, product development and design, and the introduction of innovative technologies. Dr. Feigal was a member of the World Health Organization’s Global Program on AIDS and has held faculty appointments at the University of California, San Francisco and the University of California, San Diego schools of medicine. He holds an M.D. degree from Stanford University and an M.P.H. from the University of California Berkeley.

“We are delighted to welcome Dr. Feigal to Aspect’s board of directors,” said J. Breckenridge Eagle, chairman of the board of directors for Aspect. “Dr. Feigal’s background and experience will be invaluable to Aspect, particularly as we seek to introduce new applications for our brain monitoring technology to aid the diagnosis and treatment of neurological diseases in an increasingly complex international regulatory environment.”

Commenting on the appointment to Aspect’s board, Dr. Feigal stated, “Aspect has an impressive track record of developing practical brain monitoring products and efficiently conducting clinical outcome research.” He continued, “The company is making a significant impact on improving the quality and safety of patient care during anesthesia, and I look forward to helping the Aspect team achieve its goal of making brain monitoring a routine part of anesthesia and sedation, as well as a tool to aid the diagnosis and management of neurological diseases such as Alzheimer’s and depression.”

Aspect Medical Systems, Inc.

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. Aspect’s BIS technology directly measures the effects of anesthetics and sedatives on the brain. The technology has been used to assess nearly 10 million patients and has been the subject of approximately 1,700 published articles and abstracts. BIS technology is installed in approximately one third of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. For more information, visit Aspect’s Web site at http://www.aspectmedical.com.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. These factors include a number of risks facing the Company’s business. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products. In addition, the Company may not successfully monitor the risk of awareness with BIS monitoring in all cases. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are additional factors that could cause Aspect’s actual results to vary from its forward-lookin g statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in Aspect’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent Aspect’s views only as of the date of this press release and should not be relied upon as representing Aspect’s views as of any subsequent date. While Aspect may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing Aspect’s views as of any date subsequent to the date of this press release.

BIS, the BIS logo and Bispectral Index are trademarks of Aspect Medical Systems, Inc. and are registered in the USA, EU and other countries. BISx, Power Link and BIS Ready are trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.

CONTACT: Aspect
Emily Anderson
Office: 617-559-7032
Mobile: 617-515-2000
eanderson@aspectms.com